UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 5, 2004

BIO-REFERENCE LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey
(State or other jurisdiction of incorporation)

0-15266	22-2405059
(Commission File Number)	(IRS Employer Identification Number)

481 Edward H. Ross Drive, Elmwood Park, New Jersey	07407
(Address of principal executive office)	(Zip Code)

201-791-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bio-Reference Laboratories, Inc.

Form 8-K – October 5, 2004

Item 1.01 Entry into a Material Definitive Agreement

On October 5, 2004 (as of September 30, 2004), the Registrant executed an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with PNC Bank, National Association (“PNC”) as Lender and as Agent.  Pursuant to the Loan Agreement, the Registrant’s credit facility from PNC was extended from September 30, 2004 to October 31, 2007 and the maximum permitted amount of the credit line (not to exceed 50% of the Registrant’s eligible receivables as defined in the Loan Agreement) was increased from $25 million to $30 million.  Although the Loan Agreement termination date is October 31, 2007, it provides the Registrant with an “Acquisition Subline” under the maximum $30 million credit facility of up to $10 million which can be repaid in 36 equal monthly installments thereafter.

Interest on advances under the Loan Agreement is payable based on PNC’s prime rate, and may also be based in part on a “Euro-Rate” linked to the London interbank offer rate for US dollars, in each case, plus an additional interest percentage.

The credit line is collateralized by substantially all of the Registrant’s assets.  The Loan Agreement contains restrictions against certain specified acquisitions, borrowings and extensions of credit by the Registrant, places limitations on capital expenditures, and requires the Registrant to maintain a fixed charge coverage of not less than 1.2 to 1.0.  The Loan Agreement also prohibits the Registrant from paying cash dividends without PNC’s prior written consent but permits cash repurchases by the Registrant of up to 470,000 additional shares of its common stock on or before October 31, 2005.

The Registrant intends to file a copy of the Loan Agreement as an exhibit to its annual report on Form 10-K for the year ending October 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIO-REFERENCE LABORATORIES, INC.

Dated:	October 11, 2004	By	/s/ Marc D. Grodman
Marc D. Grodman, President